Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction
Maiden Insurance Company Ltd.	Bermuda
Maiden Holdings North America, Ltd.	Delaware
Maiden Re Insurance Services, LLC	Delaware
Maiden Reinsurance Company	Missouri
Maiden Specialty Insurance Company	North Carolina
Maiden Global Servicing Company, LLC	Delaware
Maiden Life Försäkrings AB	Sweden
Maiden Global Holdings, Ltd.	England
Maiden Germany GmbH	Germany
GMAC VersicherungsService GmbH	Germany
GMAC Australia (Finance) Ltd.	Australia
Maiden Russia LLC	Russia